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                                                                   EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this Agreement) dated as of June 1, 1998, between ANTIGENICS L.L.C., a Delaware limited liability company (the "LLC"), and ELMA HAWKINS (Employee").

                                   WITNESSETH:

         WHEREAS, the LLC desires to employ Employee as Senior Vice President and Employee desires to accept such employment, under the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions hereof, the LLC hereby employs Employee as a Senior Vice President during the term hereof as hereinafter described, and Employee hereby accepts such employment.

         2.       TERM OF EMPLOYMENT. Unless earlier terminated pursuant to
Section 6 hereof, the term of employment of Employee under this Agreement shall be for a period of one (1) year from the date hereof. At the end of such term, and at the end of each succeeding one year term (the end of each one year term an "Anniversary"), this Agreement shall automatically be renewed for a term of one (1) year unless either party gives the other party notice not more than sixty (60) nor less than thirty (30) days prior to the Anniversary of its intent to terminate this Agreement. If such notice is given, this Agreement shall terminate on the Anniversary.

         3. DUTIES. During the term of her employment by the LLC, Employee shall serve as-a Senior Vice President. In such capacity, Employee shall serve at the pleasure of the LLC as a Senior Vice President. Employee shall at all times report to the Chief Executive Officer, and Employee shall keep the Chief Executive Officer fully apprised of all of Employees activities. Employee shall perform her duties hereunder faithfully, diligently and to the best of her ability, and shall devote all of her business time to the LLC's business.

         4.       COMPENSATION.

         4.1 BASE SALARY. The LLC shall pay Employee a base salary ("Base Salary") at the rate of $200,000 per annum, with the understanding that Employee shall be eligible for all future performance or merit-based increases in Base Salary. Base Salary shall be payable in accordance with the standard payroll practices of the LLC in effect from time to time.

         4.2 INCENTIVE EQUITY PLAN. In connection with her employment hereunder, Employee has been granted an option under the LLCs Incentive Equity Plan. The terms and conditions of such option are set forth in the form of Option Agreement attached hereto as EXHIBIT A, copies of which have been executed and delivered by the LLC and Employee as of the date hereof.




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         5.       OTHER BENEFITS.

         5.1 VACATION. Employee shall be entitled to up to four (4) weeks of paid vacation each calendar year. Such vacation shall be taken only at such time or times as the Chief Executive Officer may approve. If Employee does not use all four weeks of vacation time in any one calendar year, employee will abide by employer policy in using vacation in successive calendar year.

         5.2 BENEFIT PROGRAMS. During the term of her employment, Employee shall be entitled to participate in all employee benefit programs of the LLC in effect from time to time.

         6.       TERMINATION OF EMPLOYMENT.

         6.1 GENERAL. The employment of Employee may be terminated by the LLC at any time during the term hereof for "Cause" (as defined below), without "Cause" or as a result of Employee's "Permanent Disability" (as defined below) or death.

         6.2      CERTAIN DEFINITIONS. For purposes of this Agreement:

                  (a)      "Cause" means one or more of the following:

                           (1)      any willful or intentional act of Employee
that could reasonably be expected to have the effect of injuring the reputation, business or business relationships of the LLC;

                           (2)      conviction of Employee (including a
conviction on a nolo contendere plea) of any felony (other than a traffic violation), or of any crime or offense which involves property or money of the LLC or moral turpitude, or Employee's incarceration following any conviction which restricts or limits the ability of Employee to perform her duties hereunder;

                           (3)      Employee's refusal or repeated failure or
neglect to perform her duties as set forth herein; or

                           (4)      any other conduct of Employee that
constitutes a willful, intentional or material breach of this Agreement.

                  (b) "Permanent Disability" means the inability of Employee, even with reasonable accommodation, to perform the essential functions of her position hereunder for at least 90 consecutive days or for at least 120 days in any 365-day period as a result of physical or mental disability.

         6.3 TERMINATION WITHOUT CAUSE. If Employee's employment hereunder is terminated by the LLC other than due to "Cause" or Employee's Permanent Disability, then the LLCs sole liability and obligation to Employee shall be to continue to make Base Salary payments to Employee until the end of the Anniversary in accordance with the LLC's standard payroll practices. Notwithstanding the foregoing, if Employee's employment hereunder is terminated by the LLC because (i) more than 50% of the outstanding units of equity interests in the LLC (the


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"Units") are sold to an unaffiliated third party or (ii) the LLC eliminates the position of Senior Vice President, the LLC's sole liability and obligation to Employee shall be, at Employee's option, to (x) make Base Salary payments to Employee for one year in accordance with the LLC's standard payroll practices or
(y) distribute to Employee Units that are valued in the aggregate at $[200,000]. The Units shall be distributed on a schedule corresponding to the amount of Base Salary Employee would have received if Employee's Base Salary was being paid in accordance with the LLC's standard payroll practices, rounded to the nearest Unit. Employee shall have no rights as a Member of the LLC with respect to any Units distributed pursuant to this Section 6.3 until Employee has duly executed and delivered a copy of the LLC's Limited Liability Company Agreement as then in effect. The parties acknowledge that it would be difficult to calculate the amount of damages that Employee would suffer as a result of such termination, and the severance payment provided for in this Section 6.3 is intended to be a reasonable estimate of such damages and to be Employee's exclusive remedy under this Agreement. Except as provided in this Agreement, neither Employee nor her estate or beneficiaries shall have any rights or claims against the LLC by reason of any termination of the employment of Employee hereunder.

         6.4 VOLUNTARY TERMINATION, TERMINATION DUE TO CAUSE, PERMANENT DISABILITY OR DEATH. If Employee's employment hereunder is voluntarily terminated by Employee, is terminated by the LLC due to Cause, or is terminated due to Employee's Permanent Disability or death, then the LLC's sole liability and obligation to Employee shall be to pay Employee her accrued and unpaid Base Salary in addition to any accrued and unused vacation time through the date of such termination.

         6.5 REQUIREMENT TO MITIGATE. If Employee's employment hereunder is terminated by the LLC other than due to "Cause" or Employee's Permanent Disability, then Employee shall be required to mitigate damages otherwise obtainable from the LLC pursuant to Section 6.3 hereof, as a result of the LLC's breach of this Agreement, and any compensation income received by Employee after such termination shall reduce the amount payable in accordance with Section 6.3.

         7.       CONFIDENTIALITY, NON-COMPETITION AND RELATED MATTERS.

         7.1 CONFIDENTIAL INFORMATION. Employee shall not, directly or indirectly, during the period she is engaged as an employee to the LLC and during the three-year period thereafter (such period of employment plus such three-year period being hereinafter referred to as the "Restrictive Period"), disclose to anyone or use (except as authorized in the regular course of the LLC's business) any information acquired during her employment with the LLC or thereafter with respect to any of the LLC's confidential information (including information relating to the development of the LLC's inventions, processes, formulae, and any other information that is not then generally available to the public, all of which Employee acknowledges to be confidential).

         7.2 COVENANT NOT TO COMPETE. Employee shall not, during the period she is engaged as an employee to the LLC and during the one-year period thereafter, directly or indirectly, engage or become interested in (as owner, stockholder, partner, director, officer, employee, consultant, agent or otherwise) any business which is involved in the study, development, marketing or sale of autologous cell-derived cancer vaccines. Employee acknowledges that this



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provision is necessary for the LLC's protection and is reasonable since she is able to obtain employment or otherwise provide services to companies whose businesses or proposed businesses are not related to the study, development, marketing or sale of autologous cell-derived cancer vaccines. If, however, any provision of this paragraph is held to be unenforceable because of the duration, scope or absence of geographical limits of the restriction, the court making that determination shall modify that provision to the extent necessary to make it valid. Ownership of less than 5% of the securities of any class of a corporation registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 shall not be considered a violation of the provisions of this paragraph.

         7.3 NON-SOLICITATION OF EMPLOYEES. Employee shall not, during the Restrictive Period, directly or indirectly employ or retain, solicit the employment or retention of, or be associated with any entity that employs or retains or solicits the employment or retention of, any person who was an employee of the LLC at any time during Employee's employment or during the Restrictive Period.

         7.4 SET-OFF. If Employee shall, after termination of her employment hereunder, breach any provision of Section 7.1, 7.2 or 7.3 hereof, the LLC may set-off against the amounts otherwise payable to Employee pursuant to Section 6.3 hereof, the amount of the damages suffered by it as a result of such breach. Any amounts withheld from Employee by the LLC pursuant to this
Section 7.4 shall be deposited with an escrow agent to be determined by the LLC (which escrow agent shall be reasonably satisfactory to Employee) pending a determination of the LLC's right to make such set-off. The parties shall agree to the escrow agent's standard terms and conditions, and the fees and expenses associated with such escrow agent shall be borne equally by the LLC and Employee.

         8. INJUNCTIVE RELIEF: Without limiting the remedies available to the LLC, Employee acknowledges that a breach of the covenants contained in Sections 7.1, 7.2 and 7.3 hereof may result in material irreparable injury to the LLC for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the LLC shall be entitled to seek and obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of showing actual damage and without any bond or other security being required, restraining Employee from engaging in activities prohibited by such Section or such other relief as may be required to specifically enforce any of the covenants in such Sections 7.1, 7.2 and 7.3 hereof. If the LLC decides to seek and obtain such a temporary restraining order and/or a preliminary or permanent injunction, it shall notify Employee at least 24 hours in advance of such actions.

         9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the LLC, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the LLC, except that the LLC may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the LLC, if such successor expressly agrees to assume the obligations of the LLC hereunder.



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         10.      NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class mail, postage prepaid, or sent by a reputable overnight courier service, addressed to the party to be notified at the address(es) specified below (or such other address as may be specified by notice in this manner):

         Notice to LLC:

                  c/o Antigenics, Inc.
                  630 Fifth Avenue, Suite 2100
                  New York, New York 10111
                  Attention: Chief Executive Officer

         with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Attention: Edward Brodsky, Esq.

         Notice to Employee:

                  Elma Hawkins
                  963 Lowell Road
                  Concord, Massachusetts 01742

Notices shall be deemed given as of the date delivered or the date entrusted to the United States postal service or courier service.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         12. HEADINGS. The headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provision of this Agreement.

         13. WAIVER. The waiver by either party of noncompliance by the other party of any term or provision of this Agreement shall not be construed as a waiver of any other non-compliance.

         14. SEVERABILITY. If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

         15. GOVERNING OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.

                                  [END OF TEXT]



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to he duly executed as of the day and year first above written.

                                             ANTIGENICS L.L.C.


                                             By: /s/ Garo Armen
                                                 -------------------------------
                                                 Authorized Signatory


                                             /s/ Elma S. Hawkins
                                             -----------------------------------
                                             Elma Hawkins




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                                ANTIGENICS L.L.C.

                             EQUITY OPTION AGREEMENT

         ANTIGENICS, dated as of July 1, 1996 between Antigenics L.L.C., a Delaware limited liability company (the "Company"), and Elma Hawkins (the "Optionee").

         WHEREAS, concurrently with the execution of this agreement, Optionee is entering into an employment agreement with the Company;

         WHEREAS, the Company has granted to the Optionee the options (the "Options") to purchase an aggregate equity interest in the Company equal to 800 Units of the equity interests in the Company (the "Option Interests"), subject to the terms and conditions set forth in the Company's Incentive Equity Plan (the "Plan") and the additional terms and conditions set forth below.

         NOW, THEREFORE, the Company and the Optionee agree as follows:

         1. DEFINITIONS AND INTERPRETATION. Terms defined in the Plan and not otherwise defined herein shall have the same meanings when used herein. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control.

         2. EXERCISE. The Options shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) accompanied by (i) payment in full of the Purchase Price, (ii) any payment or other action required to satisfy the tax withholding requirement, if any. Payment of the Purchase Price shall be made in cash (including check, bank draft, or money order) or with the Committee's prior written approval, by delivery of a promissory note of the Optionee, such promissory note to be on such terms as are specified by the Board, or by a combination of cash and the Optionee's promissory note.

         3. VESTING; EXPIRATION. The Options shall be exercisable as to 200 Units immediately, as to 200 Units from and after the first anniversary of the date hereof, as to 200 Units from and after the second anniversary of the date hereof and as to the remaining 200 Units from and after the third anniversary of the date hereof. The options shall thereafter remain exercisable prior to their expiration or earlier termination as provided herein or under the Plan. The options shall expire on the tenth anniversary of the date hereof or earlier, as provided in the Plan.

         4. PURCHASE PRICE; ADJUSTMENTS. The Purchase Price of the Options is $250.00 per Unit. The Option Interests issuable upon exercise of the Option and the Purchase Price shall be subject to adjustment in accordance with the Plan.

         5. NO RIGHTS AS MEMBER. The Optionee shall have no rights as a Member of the Company with respect to the Option Interests until after an Option has been exercised and the Optionee has duly executed and delivered a copy of the LLC Agreement.



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         6.       MISCELLANEOUS. This agreement shall be governed by and
construed in accordance with the internal laws of the State of New York. The Option and this Agreement may not be transferred or assigned by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, the Option may be exercised only by the Optionee or the Optionee's guardian or legal representative. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided above, the executors, administrators, legatees and heirs of the Optionee. Except as set forth in the Plan, neither this Agreement nor any provision hereof may be amended, modified, changed, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Optionee (or, following the death of the Optionee, by such person or persons as may be entitled hereunder or under the Plan to exercise the Option) and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly amended, modified, changed, discharged, terminated or waived or impair any right consequent on such a provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             ANTIGENICS L.L.C.

                                             By: /s/ Garo Armen
                                                 -------------------------------
                                                 Authorized Signatory

                                             /s/ Elma S. Hawkins
                                             -----------------------------------
                                             Elma Hawkins, Optionee





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